EXHIBIT 99.1

PRESS RELEASE

      NYSE – OPY

TSX- OPY.NV

OPPENHEIMER CHARGED BY NASD OVER BREAKPOINT SURVEY

Toronto and New York, January 9, 2006.   Today the NASD, Inc. announced the filing of an action against Oppenheimer & Co. Inc. and its Chairman and Chief Executive Officer as a result of the Company’s filing of an inaccurate response to an industry wide mutual fund break point survey in 2003.  The NASD did not provide a copy of the complaint to the Company to review prior to NASD’s filing of a press release.  The NASD has outstanding information requests to the Company related to the breakpoint survey, which led the Company to believe that NASD has not finished its investigation.

As previously disclosed, Oppenheimer had previously informed the NASD of certain limitations within its system relative to selecting out and generating data in the form requested by the NASD, and the NASD had stated that no extensions to file would be granted to any firm.  As a result, at the deadline, Oppenheimer submitted the data it then had available.  The NASD informed Oppenheimer within two days that its submission was deficient. The Company and Mr. Lowenthal, the CEO, further maintain that the assignment of overall responsibility for the response to the 2003 survey was properly delegated by its CEO to individuals who had the requisite experience and background to complete and file the survey with the NASD. This was an appropriate delegation of responsibilities as required under normal corporate organization, the securities laws and the NASD’s own rules. The Company and Mr. Lowenthal believe that they have strong defenses for the disciplinary action brought against them because of these issues and intend to vigorously defend the action. As the NASD itself notes, the issuance of a disciplinary complaint represents the initiation of a formal proceeding by the NASD in which the allegations have not been heard or determined and does not represent a decision as to any of the allegations contained in the complaint.

Prior to the filing of the NASD complaint, the Company advised the NASD that it had reviewed the actual breakpoints applied for the period 2001 through 2005, a period longer than required by NASD of similar member firms, and had returned to customers approximately $450,000 in breakpoint credits and had revised and enhanced its procedures for determining applicable breakpoints.  The Company believes that the breakpoint survey matter was an industry-wide problem and that the Company has appropriately addressed in all respects the breakpoint issue with its clients.

Based on a preliminary review of the allegations contained in the complaint, the Company believes that it does not fairly reflect the operative facts and the sworn testimony already given in this matter. Furthermore the Company respectfully disagrees with the primary allegation with respect to Mr. Lowenthal. The person to whom the responsibility for the survey was delegated had more than 25 years of industry experience at the time and was not incapacitated, contrary to the allegations in the NASD complaint.

The Company and Mr. Lowenthal are cooperating, have been cooperating and intend to continue to cooperate with all regulators and hope to reach a fair resolution of all outstanding regulatory issues. The Company has and continues to request an expedited adjudication of the matters in dispute.

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CONTACT:

Dennis P. McNamara, Esq. 212 668-6000